EX-21

                                  SUBSIDIARIES

NAME OF SUBSIDIARY                              JURISDICTION OF INCORPORATION
------------------                              -----------------------------
GS Management, Inc.                             Delaware
M&S Corporate Holdings, Inc.                    New Jersey
United States Lawyers, Inc.                     Florida
Seak International, Inc.                        New York
E.P. International, Inc.                        New Jersey
Global Worksite Marketing Group, Inc.           New York
Phillip & Chambers Limited                      United Kingdom
TG Acquisition Corp.                            Delaware